                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                  MARITRANS INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

MARITRANS LOGO


One Logan Square
Philadelphia, PA 19103
215-864-1200
800-523-4511

March 28, 1997

Dear Fellow Maritrans Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Maritrans Inc. (the "Company"), which will be held on Wednesday, May 7, 1997 at 10 a.m., local time, in the offices of Morgan, Lewis & Bockius LLP, 20th Floor, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania
19103.

   We plan to review the business and finances of the Company as well as answer stockholder questions. The principal business matters to be considered and voted upon at the meeting will be: (i) the election of two directors to serve for three year terms and (ii) a proposal to approve Amendments to the Company's Equity Compensation Plan, as more specifically discussed in the attached Proxy Statement. Also, attached you will find the Notice of the Annual Meeting and your Proxy Form.

   It is important that your shares be represented at the meeting, and we hope you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please be sure to complete and sign the enclosed Proxy Form and return it to us in the envelope provided as soon as possible so that your shares may be voted in accordance with your instructions. Your prompt response will save the Company the cost of further solicitation of unreturned proxies.

   We look forward to seeing you in person on May 7, 1997.



Sincerely,



/s/ Stephen A. Van Dyck
----------------------------
Stephen A. Van Dyck
Chairman of the Board

                                 MARITRANS INC.
                                ONE LOGAN SQUARE
                             PHILADELPHIA, PA 19103

                                   -----------

                          NOTICE OF 1997 ANNUAL MEETING
                                 OF STOCKHOLDERS

                             TO BE HELD MAY 7, 1997

                                   -----------

   The Annual Meeting of Stockholders of Maritrans Inc., a Delaware corporation, will be held in the offices of Morgan, Lewis & Bockius LLP, 20th Floor, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103 on Wednesday, May 7, 1997 at 10:00 a.m. local time, and any adjournments or postponements thereof for the purpose of considering and voting upon the following matters:

       1. The election of two directors to serve for three (3) year terms;

       2. The proposal to approve Amendments to the Maritrans Inc. Equity Compensation Plan; and

       3. The transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

   The close of business on March 11, 1997 has been fixed as the date of record for determining stockholders of the Company entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof.


   Your attention is invited to the accompanying Proxy Statement which forms a part of this Notice. Your vote is important. Stockholders are respectfully requested by the Board of Directors to complete and sign the accompanying Proxy Form and return it to the Company in the enclosed, postage-paid envelope, whether or not you plan to attend the meeting. If you attend the meeting, you may revoke your proxy, if you wish, and vote in person.

                                          By Order of the Board of Directors


                                          John C. Newcomb
                                          Secretary


Philadelphia, Pennsylvania
March 28, 1997

                                 MARITRANS INC.
                                ONE LOGAN SQUARE
                             PHILADELPHIA, PA 19103

                                   -----------

                          NOTICE OF 1997 ANNUAL MEETING
                                 OF STOCKHOLDERS

                             TO BE HELD MAY 7, 1997

                                   -----------

                                 PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Maritrans Inc. (hereinafter called the "Company") for use at the 1997 Annual Meeting to be held on Wednesday, May 7, 1997 at 10 a.m., local time, in the offices of Morgan, Lewis & Bockius LLP, 20th Floor, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103. Each proxy which is properly executed and returned in time for use at the meeting will be voted at the Annual Meeting and any adjournments or postponements thereof in accordance with the choices specified. Each proxy may be revoked by the person giving the same at any time prior to its exercise by notice in writing received by the Secretary.

   The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail. Additional solicitation may be made by means of follow-up letter, telephone or telegram by officers and employees of the Company, who will not be specially compensated for such services. Proxy forms and materials also will be distributed to beneficial owners through brokers, custodians, nominees and similar parties, and the Company intends to reimburse such parties, upon request, for reasonable expenses incurred by them in connection with such distribution.

   The Proxy Statement and the enclosed Proxy Form are first being mailed to stockholders on or about April 1, 1997. The address of the principal executive offices of the Company is: Maritrans Inc., One Logan Square, 26th Floor, Philadelphia, Pennsylvania 19103.

   The Company's annual report to stockholders for the year ended December 31, 1996, including audited financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement.


                   MATTERS TO BE ACTED UPON AT THE MEETING

   As indicated in the Notice of Meeting, at the Annual Meeting two directors will be elected to serve for three-year terms, and a proposal to approve Amendments to the Company's Equity Compensation Plan will be presented for consideration and approval. A copy of the Equity Compensation Plan, as amended, is set forth in full as Exhibit "A" to this Proxy Statement. The other three members of the Board of Directors who are not standing for election at the meeting, because their terms have not expired, will continue to serve on the Board.


                            VOTING AT THE MEETING

   Holders of the shares of the Company's Common Stock, $.01 par value ("Common Stock"), of record at the close of business on March 11, 1997, are entitled to vote at the meeting. As of that date 11,971,881 shares of the Common Stock were outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the Annual Meeting shall constitute a quorum.

   The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the Amendments to the Maritrans Inc. Equity Compensation Plan or to take action with respect to any other matter as may be properly brought before the meeting.

   With regard to the election of a director, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect.


   Abstentions may be specified on the proposal to approve the Amendments to the Maritrans Inc. Equity Compensation Plan (but not for election of directors). Abstentions will be considered present and entitled to vote at the meeting but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve the Amendments to the Maritrans Inc. Equity Compensation Plan will have the effect of a negative vote because this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

   Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the authority to vote those shares with respect to the election of directors if they have not received instructions from a beneficial owner. The Company believes that brokers will not have such voting authority with respect to the Equity Compensation Plan proposal. A failure by brokers to vote shares will have no effect in the outcome of the election of a director or the adoption of the Equity Compensation Plan proposal because such shares will not be considered shares present and entitled to vote with respect to such matters.


   Shares cannot be voted at the meeting unless the holder of record is present in person or represented by proxy. The enclosed Proxy Form is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed Proxy Form will be voted at the meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy Form; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matter) in accordance with their best judgment.

   Execution of the accompanying Proxy Form will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary of the Company before the proxy is voted, by voting in person at the meeting, or by executing a later-dated proxy that is received by the Company before the meeting.

   Your proxy vote is important to the Company. Accordingly, you are asked to complete, sign and return the accompanying Proxy Form whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent (American Stock Transfer and Trust Company) in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from such person assigning you the right to vote your shares.

                            ELECTION OF DIRECTORS

   The Company's Restated Certificate of Incorporation provides that the Board of Directors of the Company is classified into three classes of directors having staggered terms of office.


   The Board currently is comprised of five directors serving staggered terms of office. The term of two current directors, Mr. Stephen A. Van Dyck and Dr. Robert E. Boni will expire at the 1997 Annual Meeting. The Board of Directors has nominated Mr. Van Dyck and Dr. Boni for election as directors of the Company for terms of office which would expire in 2000. The remaining three directors will continue to serve in accordance with their prior election.


   Unless instructed otherwise, the persons named in the enclosed proxy, or their substitutes, will vote signed and returned proxies FOR the nominees listed below. The nominees have agreed to serve if elected. The two directors are to be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote.

   If for any reason not presently known, the nominees, or either of them, are not available for election, another person or persons may be nominated by the Board of Directors and voted for in the discretion of the persons named in the enclosed proxy. Vacancies on the Board of Directors occurring after the election will be filled by Board appointment to serve as provided by the Company's By-Laws.


   The Board of Directors recommends a vote FOR each of the nominees.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINEES

   Section 4.13(b) of the Company's By-Laws provides that any stockholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the stockholder's intent to make such a nomination is received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors with certain exceptions. This notice must contain or be accompanied by the following information:

       (a) the name of the stockholder who intends to make the nomination;
       (b) a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
       (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had proxies been solicited with respect to the nominee by the management or Board of Directors of the Company;
       (d) a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and
       (e) the consent of each nominee to serve as a director of the Company.


   Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Secretary of the Company no later than April 24, 1997.


                 INFORMATION REGARDING NOMINEES FOR ELECTION
               AS DIRECTORS AND REGARDING CONTINUING DIRECTORS


   The information provided herein is as to personal background has been provided by each director and nominee as of March 1, 1997.

NOMINEES FOR ELECTION AT THE 1997 ANNUAL MEETING FOR TERMS EXPIRING IN 2000

Stephen A. Van Dyck............  Mr. Van Dyck has been Chairman of the Board and Chief Executive Officer of the Company and its predecessor since April 1987. For the previous year, he was a Senior Vice President -- Oil Services, of Sonat Inc. and Chairman of the Boards of the Sonat Marine Group, another predecessor, and Sonat Offshore Drilling Inc. For more than five years prior to April 1986, Mr. Van Dyck was the President and a director of the Sonat Marine Group and Vice President of Sonat Inc. Mr. Van Dyck is a member of the Board of Directors of Amerigas Propane, Inc. Mr. Van Dyck is also the Chairman of the Board and a director of the West of England Ship Owners Mutual Insurance Association (Luxembourg), a mutual insurance association. He is a member of the Company's Finance (Chairman) and Nominating Committees of the Board of Directors. See "Certain Transactions." Mr. Van Dyck is 53.

Dr. Robert E. Boni.............  Dr. Boni retired as Chairman of Armco Inc., a steel, oil field equipment and insurance corporation on November 30, 1990. Dr. Boni became Chief Executive Officer of Armco Inc. in 1985 and Chairman in 1986. He served as Non-Executive Chairman of the Board of and consultant for Alexander & Alexander Services Inc., an insurance services company, during 1994 and as a consultant for that company during January 1995. He is a member of the Company's Compensation (Chairman), Audit and Finance Committees of the Board of Directors. Dr. Boni is 69.

DIRECTOR CONTINUING IN OFFICE WITH TERM EXPIRING IN 1998

Robert J. Lichtenstein.........  Mr. Lichtenstein has been a partner in the law firm of Morgan, Lewis & Bockius LLP
                                 since 1988. He is a member of the Company's
                                 Finance and Nominating Committees of the Board of Directors. See "Certain Transactions -- Other". Mr. Lichtenstein is 49.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 1999

Dr. Craig E. Dorman............  Dr. Dorman is serving as Chief
                                 Scientist/Technical Director, Office of
                                 Naval Research, Europe on an
                                 Intergovernmental Personnel Act assigment from Pennsylvania State University where he serves as Senior Scientist, Applied Research Lab. From 1993 until mid-1995, he served as Deputy Director Defense Research and Engineering for Laboratory Management, U.S. Department of Defense, on an
                                 Intergovernmental Personnel Act assignment from Woods Hole Oceanographic Institution. He was Director and Chief Executive Officer of Woods Hole Oceanographic Institution from 1989 until 1993. From 1962 to 1989, Dr.
                                 Dorman was an officer in the U.S. Navy, most recently Rear Admiral and Program Director for Anti-Submarine Warfare. He is a member of the Company's Audit and Compensation Committees of the Board of Directors. Dr. Dorman is 56.

Eric H. Schless................  Mr. Schless has been Managing Director,
                                 Investment Banking Department, Head of
                                 Transportation Group, of Schroder Wertheim &
                                 Co., New York, NY since 1994. From 1985 to
                                 1994, Mr. Schless was a member of the
                                 Investment Banking Department, Wheat First
                                 Securities Inc., Richmond, VA, reaching the position of Managing Director. He is a member of the Company's Compensation and Finance Committees of the Board of Directors. Mr. Schless is 42.

                                 APPROVAL OF
                              AMENDMENTS TO THE
                   MARITRANS INC. EQUITY COMPENSATION PLAN

THE PROPOSAL

   At the Meeting, there will be presented to the stockholders a proposal to approve Amendments (the "Amendments") to the Maritrans Inc. Equity Compensation Plan (the "Plan"). On March 18, 1997, the Board of Directors of the Company approved the Amendments to the Plan, subject to stockholder approval.

   The Plan generally provides for the grant of stock options and other stock-based awards to officers, other employees, and directors who are not employees of the Company ("Non-employee Directors") in order to attract and retain individuals of outstanding ability and to allow such officers, other employees, and Non-employee Directors to participate in the financial success of the Company by encouraging them to become stockholders.

   The Amendments change the aggregate number of shares of Company Stock available for issuance under the Plan and provides for the automatic grant of options to Non-employee Directors of the Company.

 MATERIAL FEATURES OF THE AMENDMENTS

   The Amendments increase the aggregate number of shares of Company Stock available for issuance under the Plan from 1,250,000 shares to 1,750,000 shares.

   The Amendments also provide for the automatic grant of non-qualified stock options ("NQSOs") to Non- employee Directors of the Company, also called "formula grants" or "formula options." Each Non-employee Director who is a member of the Board of Directors of the Company on May 7, 1997, will automatically receive an NQSO to purchase shares of Company Stock equal to two multiplied by the aggregate number of shares distributed to such Non-employee Director under the Plan during the 1996 calendar year. See "Compensation of Officers and Directors -- Directors' Compensation." Beginning in 1999, and every two years thereafter, each Non-employee Director in office on the date of the annual stockholders meeting for the applicable year will automatically receive an NQSO to purchase shares of Company Stock equal to two multiplied by the aggregate number of shares distributed to such director under the Plan during the previous calendar year as restricted stock. The date of grant for all formula options will be the date of the applicable annual stockholders meeting. The exercise price per share will be the fair market value of a share, as reported on the New York Stock Exchange on the date of grant.

   Formula options granted to Non-employee Directors will be fully vested (i.e., nonforfeitable) two years from the date of grant, provided that the Non-employee Director is still a member of the Board of Directors at that time. A Non-employee Director may exercise up to 1/3 of his or her vested option beginning on the third anniversary of the date of grant, an additional 1/3 of his or her vested option beginning on the fourth anniversary of the date of grant, and all of his or her vested option beginning on the fifth anniversary of the date of grant. If a Non-employee Director ceases to be a member of the Board of Directors (other than to enter into the employ of the Company) for any reason other than death, all non-vested options will immediately terminate on the date of such cessation of service. If a Non-employee Director dies while in office, all formula grants will become immediately and fully vested, and such grantee's heirs or representatives may exercise the options at the same time as the Non-employee Director could have exercised the options if he or she had survived. Formula options will expire ten years from the date of grant, and may not be exercised after that time.

   Formula grants awarded to Non-employee Directors are intended to operate automatically and without administration by the Committee appointed by the Board of Directors to administer the Plan. If, however, an administrative decision is needed, the determination will be made by employee members of the Board of Directors who are ineligible to receive grants of formula options, provided that such members of the Board of Directors cannot affect the eligibility to receive formula grants, the determination of the exercise price, the timing of vesting or exercisability, or the number of shares granted pursuant to a formula grant.

 FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDMENT

   There are no federal income tax consequences to a Non-employee Director or the Company upon the grant of an NQSO under the Plan. Upon the exercise of an NQSO, a Non-employee Director will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price, and the Company will generally be entitled to a corresponding federal income tax deduction at such time. Upon the sale of shares acquired by the exercise of an NQSO, a Non-employee Director will have a capital gain or loss (short-term or long-term depending upon whether the shares were held for more than six months) in an amount equal to the difference between the Non-employee Director's basis in the shares and the amount realized upon the sale.

 VOTE REQUIRED FOR APPROVAL


   Approval of the Amendments requires an affirmative vote by the holders of a majority of the shares of Company Stock present in person or by proxy at the Meeting and entitled to vote thereon.


   The Board of Directors unanimously recommends a vote FOR the proposal.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1997:


                                            Shares
                                         Beneficially     Percent           Voting Power             Investment Power
Name and Address of Beneficial Owner        Owned         Of Class       Sole        Shared         Sole         Shared
------------------------------------        -----         --------       ----        ------         ----         ------
The Goldman Sachs Group, L.P.  ......     1,824,500        15.25%            0     1,824,500              0     1,824,500
 and Goldman Sachs & Co.
 85 Broad Street
 New York, NY 10004
Vanguard/Windsor Fund Inc.  .........       712,000         5.95%      712,000             0              0       712,000
 P.O. Box 2600
 Valley Forge, PA 19482
Wellington Management Company, LLP  .       712,000         5.95%            0             0              0       712,000
 75 State Street
 Boston, MA 02109
Vanguard/Windsor Fund Inc. and
 Wellington Management Company,
 LLP, its investment manager, have
 each filed Schedule 13G's to
 disclose their holdings in the
 Company, which relate to the
 same shares.
Ingalls & Snyder LLC  ...............     1,594,500        13.33%       94,150             0      1,594,500             0
 61 Broadway
 New York, NY 10006
Kahn Brothers & Co., Inc.  ..........       694,275         5.80%            0             0              0       694,275
 555 Madison Avenue, 22nd Floor
 New York, NY 10022


All the information in the table is presented in reliance on information disclosed by the named individuals and groups in Schedule 13Gs, filed with the Securities and Exchange Commission.

   The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director of Maritrans Inc., by each executive officer named in the Summary Compensation Table under "EXECUTIVE COMPENSATION," and by all directors and executive officers of Maritrans Inc. and its subsidiaries, as a group, as of March 1, 1997.
                                                   Shares Beneficially Owned(1)
                                                   ---------------------------
                      Name                            Number         Percent
                      ----                            ------         -------
Stephen A. Van Dyck  ..........................       302,539          2.50%
Dr. Robert E. Boni(2)  ........................         5,725              *
Dr. Craig E. Dorman  ..........................         3,002              *
Robert J. Lichtenstein(3)  ....................         5,119              *
Eric H. Schless  ..............................         1,225              *
Richard T. McCreary  ..........................        19,812              *
Janice M. Smallacombe  ........................        17,961              *
John C. Newcomb  ..............................        36,297              *
All directors and executive officers as a
  group
  (11 persons) ................................       410,169          3.39%

------
* less than one percent

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all Common Stock owned by such person.

(2) Dr. Boni has shared investment power with his wife.

(3) Mr. Lichtenstein has shared investment power with his wife.


   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable within 60 days of December 31, 1996, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Shares which carry restrictions as to vesting and shares subject to options currently exercisable within 60 days of December 31, 1996, are considered beneficially owned with respect to this table.


                     COMMITTEES OF THE BOARD OF DIRECTORS

   There were four Board of Directors meetings and ten Board of Directors Committee meetings during fiscal 1996. Each director attended 100% of the combined number of meetings of the Board of Directors and committees thereof on which he served.

   The Board of Directors has established standing Audit, Compensation, Finance and Nominating Committees. The principal responsibilities of each such committee are described below. The members of each such committee are identified in the director biographies set forth under "Information Regarding Nominees for Election as Directors and Regarding Continuing Directors."

   The Audit Committee, presently consisting of two non-employee directors, met three times in 1996, and ordinarily meets three times annually. The members are appointed annually by the Company's Board of Directors. The Committee has responsibility for recommending to the Board of Directors the independent auditors to be retained by the Company; reviewing the audited financial results for the Company; reviewing with the Company's independent auditors the scope and results of their audits; reviewing with the independent auditors and Company management the Company's accounting and reporting principles, practices and policies and the adequacy of the Company's accounting, operating and financial methods and controls.

   The Compensation Committee, presently consisting of three non-employee directors, met four times in 1996. The Compensation Committee is required to meet twice annually. Members are appointed annually by the

Company's Board of Directors. The primary duties of the Compensation Committee are annually reviewing and recommending to the Board of Directors, for final approval, the total compensation package for all executive management employees of the Company (executive management employees are defined as positions at the vice president level and above); annually reviewing and approving the general compensation policy and practice for all other employees of the Company and subsidiaries; administering the Equity Compensation Plan; considering and recommending to the Board of Directors, when appropriate, amendments or modifications to existing compensation and employee benefit programs and adoption of new plans; evaluating the performance of the Company's Chief Executive Officer against pre-established criteria and reviewing with him the performance of the senior officers who report to him.


   The Finance Committee, consisting of three non-employee directors and the Company's Chairman, met three times during 1996. The members are appointed annually by the Company's Board of Directors. The primary duties and responsibilities of the Finance Committee include: periodically reviewing the amounts and nature of financings available to the Company and subsidiaries; monitoring the status of the Company's existing financings, lines of credit and letters of credit; making recommendations to the Board of Directors with respect to any existing or proposed financing involving the Company or any subsidiary; and reviewing and monitoring the Company's investment policy and practices, including without limitation, with respect to the assets of the Retirement and Profit Sharing and Savings Plans.

   The Nominating Committee, presently consisting of one non-employee director and the Company's Chairman, did not meet in 1996. The chair of the committee shall be a non-employee director, as shall be a majority of its members. The members are appointed annually by the Company's Board of Directors. The primary duties and responsibilities of the Nominating Committee include: annually determining and recommending to the Board the slate of nominees to be members of the Board that will be submitted to and voted upon by the stockholders; determining and recommending to the Board that individual who is to be elected by the Board as a member to fill a vacancy; annually determining and recommending to the Board those directors who are to serve as members of the various committees of the Board and recommending chairs of each of the committees; periodically consider the size of the Board and, when appropriate, recommend changes to the Board; and periodically evaluate the standing committees of the Board and, when appropriate, recommend deletion or creation of additional committees.


                      EXECUTIVE OFFICERS OF THE COMPANY

   See "Information Regarding Nominees For Election As Directors And Regarding Continuing Directors" for information concerning Mr. Van Dyck, an employee-director of the Company.


   Mr. Bailey was named President of the Eastern Division of the Operating Partnership in June 1995. Previously, Mr. Bailey was Vice President, Sales and Marketing, ASB Meditest (August 1991 to June 1995); and President, Envirobusiness (March 1990 to May 1991). Mr. Bailey resigned his position with the Company effective December 18, 1996.

   Mr. McCreary is a Vice President of Maritrans General Partner Inc. and joined the Company in May 1995. Previously Mr. McCreary was Vice President, Operations and Engineering, Canal Barge Lines (1990-May 1995).

   Mr. Burns is a Vice President of Maritrans General Partner Inc. and has been continuously employed by the Company or its predecessors in various capacities since 1975.

   Mr. Welch is a Vice President of Maritrans General Partner Inc. and has been continuously employed by the Company or its predecessors in various capacities since 1977.

   Ms. Smallacombe is a Vice President of Maritrans General Partner Inc. and has been continuously employed by the Company or its predecessors in various capacities since 1982.

   Mr. Deas was named Vice President, Chief Financial Officer and Treasurer of Maritrans Inc. in March 1996. Previously, he was Assistant Treasurer (since 1988) of, or held various financial and other positions with, Scott Paper Company since 1978. Mr. Deas resigned his positions with the Company effective February 7, 1997.

   Mr. Newcomb is Vice President, General Counsel and Secretary of the Company and has been continuously employed in various capacities by Maritrans or its predecessors since 1975.

   Mr. Bromfield is Controller of the Company and has been continuously employed in various capacities by Maritrans or its predecessors since 1981.


               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION


   During fiscal 1996, pursuant to its compensation policy for outside directors, the Company paid outside directors $1,000 for each Board of Directors meeting attended and $500 for each Board of Directors committee meeting attended, plus expenses. In addition, the outside directors were paid Board of Directors annual retainer fees at the annual rate of $18,000 each, of which one-half was paid in Common Stock of the Company resulting in the issuance of 1,501 shares each to Messrs. Boni, Dorman and Lichtenstein and 490 shares to Mr. Schless. Each outside director also received a retainer of $1,000 for each Board of Directors committee on which he served. Aggregate directors fees paid in 1996 for Board of Directors meetings and Board of Directors Committee meetings amounted to $118,500.


EXECUTIVE COMPENSATION


   The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation received by the Chief Executive Officer and the other five most highly compensated executive officers of Maritrans Inc. or its subsidiaries in 1996, 1995, and 1994.


                          SUMMARY COMPENSATION TABLE

                                                                               Long-Term
                                                                             Compensation
                                                                     ----------------------------
                                                                                       Awards-
                                              Annual Compensation     Restricted      Securities
                                             ----------------------     Stock        Underlying      LTIP         All Other
                                              Salary       Bonus        Awards         Options       Payouts     Compensation
Name and Principal Position        Year         ($)         ($)         ($)(2)           (#)         ($)(3)         ($)(4)
---------------------------        ----         ---         ---         ------           ---         ------         ------
Stephen A. Van Dyck                 1996      275,600      38,722       321,232         92,250       192,000         4,112
Chairman of the Board               1995      275,600     118,370        21,482         43,559                      20,834
and Chief Executive Officer         1994      287,462     116,441                       37,217                      11,414

Thomas C. Deas, Jr.                 1996(1)   125,192                    64,500         75,000
Vice President, Chief
  Financial Officer and Treasurer

Richard T. McCreary                 1996      133,557      16,362        98,137         29,030                       1,623
Vice President, Maritrans           1995(1)    76,154      30,173         8,741         17,714                      22,236
General Partner Inc.

Janice M. Smallacombe               1996      113,370       9,048        67,973         15,162
Vice President, Maritrans           1995       94,413      21,336           748          1,512
General Partner Inc.                1994       85,645      14,474                        9,985

Francis D. Bailey                   1996      168,039                   169,710         46,916
President, Eastern Division-        1995(1)    97,294      59,296        15,498         29,447
Operating Partnership

John C. Newcomb                     1996      128,846       7,025        32,035          9,684        15,000         2,306
Vice President, General             1995      125,572      21,475         2,306          4,677                       8,122
Counsel and Secretary               1994      124,105      27,964                        3,545                       5,887


------
(1) Year of hire.

(2) The shares granted carry restrictions, which restrictions lapse based on performance of the Company's share price, or after the passage of time, up to seven years. Mr. Deas' shares granted (12,000) did not carry restrictions. Ms. Smallacombe received 11,832 shares of stock, 2,500 of which did not carry restrictions.
(3) Amounts relate to awards granted in 1993 under the Company's Long-Term Incentive Plan which value was determined pursuant to a formula based on average pre-tax earnings of the Company. These awards were paid out in March and September of 1996.
(4) Amounts shown in this column represent, as applicable, Company contributions under the Maritrans Inc. Profit Sharing and Savings Plan, accruals under the Excess Benefit Plan, and insurance premiums or relocation expenses paid pursuant to such officers' employment agreement.
    See "Certain Transactions."

OPTION GRANTS IN 1996

   The following table sets forth certain information concerning options granted during 1996 to the named executives:

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                          Number of      % of Total                                 Annual Rates of Stock
                          Securities      Options                                     Price Appreciation
                          Underlying     Granted to     Exercise                     for Option Term (1)
                           Options       Employees        Price      Expiration    -----------------------
         Name              Granted        in 1996       ($/Share)       Date           5%          10%
         ----              -------        -------       ---------       ----           --          ---
Stephen A. Van Dyck  .      32,486         20.38%        $5.375         5/5/05      $ 96,269     $237,114
Thomas C. Deas, Jr.  .      75,000         47.04%        $5.250        3/17/05       217,085      534,692
Richard T. McCreary  .      10,772          6.76%        $5.375         5/5/05        31,922       78,624
Janice M. Smallacombe        5,830          3.66%        $5.375         5/5/05        17,277       42,553
Francis D. Bailey  ...      15,342          9.62%        $5.375         5/5/05        45,464      111,981
John C. Newcomb  .....       3,724          2.34%        $5.375         5/5/05        11,036       27,181

------
(1) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the price of the Common Stock. The Registrant did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. Mr. Deas' and Mr. Bailey's options expired without value upon their resignations from the Company.

AGGREGATED OPTIONS EXERCISES IN 1996 AND 1996 YEAR-END OPTIONS VALUES

   The following table summarizes options exercised during 1996 and presents the value of unexercised options held by the named executives at year-end:


                                                          Number of
                                                         Securities         Value of
                                                         Underlying        Unexercised
                                                         Unexercised      In-the-Money
                                                           Options           Options
                             Shares                      at 12/31/96       at 12/31/96
                            Acquired        Value      Exercisable (E)   Exercisable (E)
                          on Exercise     Realized    Unexercisable(U)   Unexercisable(U)
                          -----------     --------    ----------------   ----------------
           Name                                                                $
           ----
Stephen A. Van Dyck .....       0             0            153,313 (U)     $191,733 (U)
                                                           124,951 (E)      253,128 (E)
Thomas C. Deas, Jr.(1) ..       0             0             75,000 (U)       65,625 (U)

Richard T. McCreary .....       0             0             26,932 (U)       10,099 (U)

Janice M. Smallacombe ...       0             0             13,866 (U)       13,884 (U)
                                                             3,328 (E)        4,411 (E)
Francis D. Bailey(1) ....       0             0                N/A              N/A

John C. Newcomb .........       0             0             15,977 (U)       19,533 (U)
                                                            12,426 (E)       25,224 (E)

(1) Mr. Deas' and Mr. Bailey's options expired without value upon their resignations from the Company.

EMPLOYMENT CONTRACTS

   See "Certain Transactions" for a description of employment agreements (which include certain change-in- control and termination of employment arrangements) between the Company and certain of its executive officers.

RETIREMENT PLAN

   The following table sets forth the estimated annual benefits payable upon retirement under the Maritrans Inc. Retirement Plan and Excess Benefit Plan.

                              PENSION PLAN TABLE

   Annual                          Years of Credited Service
Compensation              15              20              25             30
------------           -------         -------         -------        -------
$100,000               $24,000         $32,000         $40,000        $48,000
 125,000                30,000          40,000          50,000         60,000
 150,000                36,000          48,000          60,000         72,000
 175,000                42,000          56,000          70,000         84,000
 200,000                48,000          64,000          80,000         96,000
 225,000                54,000          72,000          90,000        108,000
 250,000                60,000          80,000         100,000        120,000
 275,000                66,000          88,000         110,000        132,000
 300,000                72,000          96,000         120,000        144,000
 325,000                78,000         104,000         130,000        156,000
 350,000                84,000         112,000         140,000        168,000
 375,000                90,000         120,000         150,000        180,000
 400,000                96,000         128,000         160,000        192,000
 425,000               102,000         136,000         170,000        204,000
 450,000               108,000         144,000         180,000        216,000
 475,000               114,000         152,000         190,000        228,000
 500,000               120,000         160,000         200,000        240,000

   The following table sets forth the years of credited service through December 31, 1996, for the Chief Executive Officer and the other named executive officers of Maritrans Inc. or its subsidiaries.


                            YEARS OF CREDITED SERVICE
                                                             Years of
                Recipient                                Credited Service
                ---------                                ----------------
            Stephen A. Van Dyck                                22.5
            Thomas C. Deas, Jr.                                --
            Richard T. McCreary                                 1.0
            Janice M. Smallacombe                              14.0
            Francis D. Bailey                                   1.0
            John C. Newcomb                                    21.0


   Each eligible employee who has completed 1,000 hours of service in an eligibility computation period becomes a participant in the Maritrans Inc. Retirement Plan. The Retirement Plan is a noncontributory defined benefit pension plan under which the contributions are actuarially determined each year. Retirement benefits are calculated, for those employees who commenced participation on or after August 14, 1984, as 48% of the average basic monthly compensation reduced by 1/30th for each year of service at retirement which is under 30 years of service, or for those employees who commenced participation before August 14, 1984, the greater of (i) the foregoing benefit or (ii) 38.5% of average basic monthly compensation reduced by 1/15th for each year of service at retirement which is under 15 years of service. Average basic monthly compensation is determined by averaging compensation for the five consecutive plan years that will produce the highest amount.

   Benefits are paid in the form of a joint and survivor annuity for married participants and in the form of a ten-year certain single life annuity for unmarried participants, unless an actuarially equivalent payment option is selected. The preceding table shows estimated annual retirement benefits, payable in the form of a ten-year certain single life annuity, at the normal retirement age of 65 for specified compensation and years of credited service classifications.

   The Internal Revenue Code limits annual benefits that may be paid under tax qualified plans. Benefits under the Retirement Plan which exceed such limitations are payable under the Excess Benefit Plan. The Excess Benefit Plan pays a monthly benefit to the participant equal to the amount by which monthly benefits under the Retirement Plan would exceed the Internal Revenue Code limitations.


   Annual compensation taken into account under the foregoing plans in 1996 for the officers listed in the Summary Compensation Table was $275,600 for Mr. Van Dyck, $155,000 for Mr. Deas, $135,000 for Mr. McCreary, $115,000 for Ms. Smallacombe, $170,000 for Mr. Bailey, and $125,000 for Mr. Newcomb. Pension amounts are not subject to reduction for Social Security benefits.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


   During fiscal 1996, the members of the Compensation Committee were responsible for approving all forms of executive compensation. Dr. Boni and Dr. Dorman comprised the Compensation Committee until Mr. Schless joined the Committee on March 11, 1996. None of these individuals received compensation as an officer of the Company during fiscal 1996. No officer of the Company presently serves as a member of the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

I. Compensation Philosophy and Strategy

   Maritrans strives to increase its earnings and to enhance shareholder value by assuring an appropriate return on its assets and equity. Two elements of the business strategy critical to achieving growth in earnings are minimizing the risks and costs of the traditional marine transportation business and refocusing on the core barge transportation business.

   The business environment in the core business continues to be intensely competitive and subject to many rigid environmental laws and operating regulations. Maritrans believes that to be successful under these conditions requires great ingenuity, continuous learning and personal dedication in its key impact employees. Therefore, it is critical that Maritrans' total compensation program attract and retain the caliber of people necessary to generate success for the Company and its shareholders.

   Maritrans' philosophy for its executive compensation programs is to reward the most relevant factors which drive the return to shareholders. Maritrans identifies these factors to be:


   o preservation of the business through safe operations, especially in light of the provisions of the Oil Pollution Act of 1990 and subsequent state oil pollution laws;

   o  achievement of annual financial goals; and

   o  achievement of long-term shareholder value.

   The Compensation Committee of Maritrans Inc.'s Board of Directors (the "Committee") and Maritrans' executives recognize the need to review continuously the Company's executive compensation program to ensure that it:

   o is effective in driving performance to achieve financial and safety goals;

   o  results in increased shareholder value;

   o is cost-efficient while balancing shareholder interests with employee rewards;

   o  is well communicated and understood by program participants;

   o reflects Maritrans' unique, quality-oriented, entrepreneurial, customer-focused orientation; and

   o  is competitive with other similar industry organizations.

   Maritrans regularly consults with compensation and benefit consultants. In 1996, Maritrans engaged an independent compensation and benefits consulting firm to review the executive compensation and benefits program. Reviewed were the program's alignment with business strategy, with comparative peer companies and with the interests of shareholders, customers, communities, management, employees, the physical environment and other stakeholders in Maritrans' success.

II. Program Description

   A. Total Compensation Approach


   Maritrans' compensation strategy is to place a substantial amount of executive total cash compensation at risk in the form of performance-based programs. Therefore, in conjunction with base salary, Maritrans' executives participate in three incentive-based plans: an annual incentive plan, an equity compensation plan and a long-term, stock-related performance unit plan. Maritrans' executives can achieve total compensation levels significantly above peer comparison group levels when annual and long-term performance significantly exceeds established goals and shareholders are rewarded through stock price growth and dividends. Likewise, total executive compensation could fall substantially below average levels when established goals for safe operations, financial achievement and shareholder return are not achieved.

   Peer companies included in the competitive labor market analysis during 1996 are not necessarily the same group as those companies included in the performance graph of Maritrans' total shareholder returns (stock price growth and dividend reinvestment) accompanying this report.

   B. Base Salaries


   Executive base salaries are determined according to job responsibilities, strategic contribution level, market compensation data, performance and experience criteria. Base salary bands are set at appropriate levels to attract high-performing people into a high-risk business. Salary bands are currently set at approximately the median level of published survey data and are reviewed annually, with adjustments based on the labor market analyses. Individual base salaries are also reviewed annually, with adjustments based on performance against objectives.


   In 1996, the named executives other than Mr. Van Dyck received an average 4.78% base salary increase. Mr. Van Dyck's compensation information is available in the "Summary Compensation Table" and also, Section III, "Chief Executive Officer Compensation."


   C. Annual Incentive Plan


   Based on its review of external surveys and market data for similarly performing companies, during 1996 the Committee maintained the level of executive annual incentive bonus targets as a percentage of base salaries. This year the Committee recommended that one-half of annual bonus opportunity be based on safety results achieved by each executive's division and one-half of annual bonus opportunity be based on total Company financial results.


   The Committee believes that the Plan is designed to relate executive compensation directly to Company performance so that such bonuses will provide a financial reward only for the achievement of substantial business results. Both the financial and safety targets for 1996 were substantially more difficult to achieve than in past years. Bonuses were awarded to executive officers based upon the recommendation of the Chief Executive Officer and the determination by the Committee that such bonuses were an appropriate reward for the economic and operating performance results achieved by the Company during 1996.


   Safety and oil spill results, where Maritrans' employees could affect the outcome, represent half of the total bonus opportunity. The accident associated with the INTERSTATE 138 resulted in the loss of 44 percent of the safety portion of the bonus for the Eastern operating division and 44 percent of the safety portion of the bonus for the Company results. The other half of total bonus opportunity is based on achievement of annual financial goals. This year, all financial targets were based on company-wide financial results as measured by economic value added (EVA). EVA is calculated by subtracting from the net operating profits after tax, the cost of capital times the capital employed in the business. The real benefit in using the EVA measure is that its focal point is improving shareholder value by advocating decisions that will lead to a higher market value for a company's shares. In 1996, the Company's overall financial results did not meet the plan established minimum threshold target. Therefore, the financial portion of the bonus was not paid. Thus, the level of bonuses for the 1996 fiscal year ranged from 27.9 percent to 30.3 percent of total opportunity for executive management, depending on their division's performance.


   D. Long Term Incentives

   As noted previously, the Committee's strategy during 1996 was to make a substantial portion of each executive's total compensation dependent upon the achievement of long-term incentives. Compensation from these incentive plans is based on increasing shareholder value through stock price and improving the long-term financial results of the Company.


   The Committee believes that stock ownership by executive officers is important as it aligns a portion of each executives' compensation with the economic interest of the stockholders of the Company. The Committee believes that stock option grants provide opportunities for capital accumulation, promote long-term retention and foster an executive officer's proprietary interest in the Company. Under the Stock Option Plan, options are issued at a price equal to the fair market value of a share on the date of grant, and the options expire after nine years. The grant of stock options is discretionary; however, it is the Committee's current policy to grant options biannually, absent special circumstances. For the current option position of each executive, refer to the table, "Aggregated Options Exercises in 1996 and 1996 Year-end Options Values." Because the Company and the Committee believe that stock options are a valuable incentive, stock options have been extended to other individuals employed by the Company.

   The Committee also believes that actual and immediate stock ownership is another integral part of promoting the shareholder's economic interest and tying executive compensation directly to the success of the Company. Accordingly, all named executives also received stock grants in 1996. Generally, the shares are issued at a price equal to the fair market value of a share on the date the stock is granted. Restrictions lapse on one-third of the shares on the two year anniversary of the grant and on one-third of the shares on each successive anniversary. Because the Company and the Committee believe that restricted stock is a valuable incentive, restricted stock has also been awarded to other individuals employed by the Company.

   The Committee also believes that a long-term cash incentive plan is an important portion of an executive's compensation package and, accordingly, five of the six named executives were also participants in the Performance Unit Plan in 1996. The objectives of the Plan are to provide a meaningful long-term incentive to senior executives and encourage their continued employment by the Company. The Plan determines the amount of compensation based upon the economic performance of the Company over succeeding two-year periods of time. Because the Company and the Committee believe that the performance units are a valuable incentive, such units have been granted to other individuals employed by the Company.


   A three-year peformance unit cycle ended December 31, 1996. The company's average three-year financial performance achieved 80 percent of the goal; therefore, each performance unit was worth $40.


III. Chief Executive Officer Compensation

   The salary, annual bonus, stock options and performance unit awards of the Chief Executive Officer are determined by the Committee in conformance with the policies described above. Mr. Van Dyck was paid a base salary for the fiscal year ending December 31, 1996, of $275,600, the same rate as the past two prior years and a twelve percent reduction over 1993. The Committee did not initiate an increase in 1996 because it believed that Mr. Van Dyck's salary was consistent with published competitive salary data provided by its consultants. In addition, Mr. Van Dyck's annual bonus opportunity and long-term incentives remained at the same level as the prior year. In all, Mr. Van Dyck's total compensation remains competitive with salaries paid to chief executive officers of comparable companies. The Committee believes its philosophy of placing a substantial portion of an executive's compensation at risk, dependent upon the Company's performance, was achieved.

IV. Internal Revenue Code Considerations


   Payments made during 1996 to the Chief Executive Officer and the other named officers under the plans discussed above (other than the Equity Compensation
Plan) were made without regard to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. That section restricts the federal income tax deduction that may be claimed by a "public company" for compensation paid to the chief executive officer and any of the four most highly compensated other officers to $1.0 million except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The stock option plan and stock option grants made on and after April 1, 1993, were approved by shareholders in April 1994, and meet the requirements of Section 162(m). The Committee does not believe that the provisions of Section 162(m) will have any adverse effect on the Company's other incentive plans at the current levels of compensation being paid to the executive officers.


Respectfully submitted,
Compensation Committee
of Maritrans Inc. Board of Directors

Dr. Robert E. Boni         Dr. Craig E. Dorman         Mr. Eric H. Schless
Chairman

TOTAL STOCKHOLDER RETURN GRAPH

   The Securities and Exchange Commission requires that the Company's total return to its stockholders be compared to a relevant market index and a similar industry index for the last five years.


   The following chart shows a five year comparison of cumulative total returns for the Company's Common Stock (including Units of Maritrans Partners L.P. through March 31, 1993) during the five fiscal years ended December 31, 1996 with the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index. The comparison assumes an investment of $100 on December 31, 1991 in each index and the Company's Common Stock and that all dividends and distributions were reinvested.

As of      TUG     Base 100  DOW      Base 100   Transport   Base 100
  12/31/91   3.625   100.00   455.100   100.00     526.390     100.00   1991
  12/31/92   3.078    84.91   494.270   108.61     462.230      87.81   1992
  12/31/93   4.844   133.62   543.430   119.41     592.860     112.63   1993
  12/31/94   6.484   178.88   547.620   120.33     544.290     103.40   1994
  12/31/95   7.063   194.83   756.890   166.31     620.880     117.95   1995
  12/31/96   7.719   212.93   935.540   205.57     757.170     143.84   1996

                             CERTAIN TRANSACTIONS

EMPLOYMENT AGREEMENTS


   On October 5, 1993, the Company entered into an Employment Agreement with Mr. Van Dyck to take effect on April 1, 1993, the date on which he was first employed by the Company following the conversion of Maritrans Partners L.P. to corporate form. The terms of the Employment Agreement continue until written notice of termination is given by one of the parties. The contract provides for base salary at the annual rate of $312,900. Base salary may be adjusted by the Company's Board of Directors pursuant to its normal review policies. The Employment Agreement also provides for the payment of bonuses in accordance with the terms of the Annual Incentive Plan of the Company, and for retirement and other benefits in accordance with the Company's current policies for senior executive officers. A lump sum severance payment equal to 36 months of base salary plus incentive compensation would be payable if terminated without cause. In the event Mr. Van Dyck is terminated for cause, only such compensation as has already been accrued will be paid. In the event of his termination of employment upon a change of control, a payment equal to 2.99 multiplied by his average annual total compensation over the five years preceding the change of control will be paid in a lump sum. Termination of employment upon a change of control is broadly defined to include involuntary termination as well as constructive termination. Mr. Van Dyck's Employment Agreement provides for a death benefit equal to 12 months of base salary plus a pro rata portion of any bonus due in addition to any insurance benefits otherwise provided by the Company for its senior executive officers. The Employment Agreement for Mr. Van Dyck also provides for 24 months of base salary plus bonuses in the event of disability, which amounts are reduced by any amounts paid under the Company's Long-Term Disability Plan.


SEVERANCE AND NON-COMPETITION AGREEMENTS

   Effective June 1, 1995, the Company entered into Severance and Non-Competition Agreements with Ms. Smallacombe and Messrs. Bailey and McCreary and on April 4, 1996, it entered into similar agreements with Mr. Deas and Mr. Newcomb. On March 4 and March 5, 1997, the Company entered into similar agreements with Messrs. Burns and Welch, respectively. The terms of these agreements are for two years and are automatically renewed for successive one-year periods unless the Company gives written notice of termination. The agreements generally provide for the payment to each individual of 12 months of salary if any such individual is terminated without cause. In the event any such individual is terminated for cause, only such compensation as has already been accrued will be paid. In addition, these agreements provide for a payment equal to 1.5 multipled by their total base renumeration in the prior year if any such individual is terminated within two years following a change in control of the Company. In return, each individual promises to hold in confidence confidential information about the Company and its business and not to compete with the Company for a year following termination through any connection with a customer or competitor of the Company in a defined geographical area in which the Company does business.


OTHER

   Robert J. Lichtenstein is a partner in the law firm of Morgan, Lewis & Bockius LLP. The Company retained this firm for various matters during the 1996 fiscal year and expects to do so again during 1997. The Company leases approximately 12,000 square feet from this firm, expiring in 1998, at a rate which it believes is as favorable as available on the open market for comparable space. The amount paid for this lease in 1996 was $277,000.

                             INDEPENDENT AUDITORS


   Ernst & Young LLP, independent auditors, were the Company's auditors for the fiscal year ended December 31, 1996, and are expected to be retained for the fiscal year ending December 31, 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and shall have the opportunity to make a statement and to respond to appropriate questions.


                                OTHER MATTERS

   Management is not aware of any matters to come before the Annual Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter requiring stockholder action should properly come before the Annual Meeting or any adjournments or postponements thereof, those persons named as proxies on the enclosed Proxy Form will vote thereon according to their best judgment.


              STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

   Proposals of stockholders proposed to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at the offices shown on the first page of the Proxy Statement on or before December 1, 1997, in order to be considered for inclusion in the proxy material to be issued in connection with such meeting. Proposals should be directed to the attention of the Secretary of the Company.


                           SECTION 16 REQUIREMENTS

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all such reports they file.

   Based solely on written representations of purchases and sales of the Company's Common Stock from certain reporting persons, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than 10% of the Company's Common Stock have been observed in respect of fiscal 1996.


                          ANNUAL REPORT ON FORM 10-K

   A copy of the Company's Annual Report on Form 10-K, including financial statements and schedule, excluding exhibits, for the fiscal year ended December 31, 1996, is available without charge, upon written request, to each stockholder of record on March 11, 1997. Requests should be directed to Mr. Walter T. Bromfield, Controller, Maritrans Inc., One Logan Square, 26th Floor, Philadelphia, Pennsylvania 19103.


                                       By order of the Board of  Directors


                                       John C. Newcomb
                                       Secretary


Dated: March 28, 1997

                                                                     EXHIBIT A

   (This Exhibit is marked to show the effect of the proposed amendments to the Equity Compensation Plan, as adopted by the Board of Directors on March 18, 1997. New text is in bold faced type and underlined; text which has been deleted is [enclosed in brackets] and crossed out).


                                MARITRANS INC.
                           EQUITY COMPENSATION PLAN

   The purpose of the Maritrans Inc. Equity Compensation Plan (the "Plan") is
(i) to authorize the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") to provide designated officers and, other employees and Non-employee Directors of Maritrans Inc. and its subsidiaries (hereinafter collectively referred to as the "Company") with certain rights to acquire common stock of the Company and (ii) to provide for the grant of incentive stock options and nonqualified stock options. The Company believes that this equity compensation program will cause the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders.

1. ADMINISTRATION


 [The] Except as provided in Section 5A, the Plan shall be administered and
       -------------------------------------
interpreted by the Compensation Committee consisting of not less than two persons appointed by the Board from among its members; provided, however, that grant decisions made hereunder shall be made by at least two persons, all of whom shall be both "disinterested persons" as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and members of the Committee, and that the Board may appoint a subcommittee for this purpose (in which case, references herein to the "Committee" shall mean the subcommittee as appropriate). After receiving recommendations from management of the Company, the Committee shall have the sole authority to determine (i) the employees to whom options and awards shall be granted under the Plan, (ii) the type, size and terms of the awards to be made to each employee selected, (iii) the time when the awards will be granted and the duration of the exercise period and (iv) any other matters arising under the Plan. Non-employee Directors, as defined below, may only receive stock grants pursuant to the provisions of Section 6(f) and
                                                                         ---
Nonqualified Stock Options pursuant to the provisions of Section 5A. The
--------------------------------------------------------------------
Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder.

2. GRANTS

   Incentives under the Plan shall consist of incentive stock options, nonqualified stock options, restricted stock grants and stock appreciation rights (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate as are specified in writing by the Committee to the employee (the "Grant Letter"). The Committee shall approve the form and provisions of each Grant Letter to an employee. Grants under a particular Section of the Plan need not be uniform as among the employees and Grants under two or more Sections of the Plan may be combined in one instrument; provided, however, that Grants to Non- employee Directors, as defined below, shall be made only in accordance with the provisions of Section 6(f) and Section 5A.
                           ---------------
3. SHARES SUBJECT TO THE PLAN

   (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that have been or may be issued or transferred under the Plan is [1,250,000] 1,750,000 shares. During the term
                                             ---------
of the Plan, the maximum aggregate number of shares of Company Stock that shall be subject to options or awards under the Plan to any single individual shall not exceed one-third of the aggregate limitation specified in the preceding sentence. The shares may be authorized but unissued shares or treasury shares. If and to the extent options granted under the Plan terminate, expire, or cancel without having exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or such award shall again be available for purposes of the Plan.

   (b) If there is any change in the number or kind of shares of Company Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combinations or exchanges of such shares, or merger, reorganization or consolidation of the Company, reclassification or change in par value or by reason of any other extraordinary or unusual events, the number of shares of Company Stock available for Grants and the number of such shares covered by outstanding Grants and the price per share or the applicable market value of such Grants, shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

4. ELIGIBILITY FOR PARTICIPATION

   Officers and other employees of the Company designated by the Company and members of the Board, who are not employed in any capacity by the Company (hereinafter referred to as "Non-employee Directors") shall be eligible to participate in the Plan (hereinafter referred to individually as the "Participant" and collectively as the "Participants"). After receiving recommendations from management of the Company, the Committee shall select the persons to receive Grants (the "Grantees") from among the Participants and determine the number of shares of Company Stock subject to a particular Grant in its sole discretion; provided, however, that Non- employee Directors may only receive grants of stock pursuant to Section 6(f) and Nonqualified Stock Options
                                                 ------------------------------
pursuant to the provisions of Section 5A. Nothing contained in this Plan shall
-----------------------------------------
be construed to limit the right of the Company to grant options otherwise in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees thereof who become employees of the Company, or for other proper corporate purpose.


5. GRANTING OF OPTIONS

   (a) Number of Shares. The Committee shall grant to each Grantee a number of stock options determined in its sole discretion. The Committee, in its sole discretion, may provide a greater amount of stock options to any Grantee at any time.

   (b) Type of Option and Price. The Committee may grant options qualifying as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and/or other stock options ("Nonqualified Stock Options") in accordance with the terms and conditions set forth herein or any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as "Stock Options"). The purchase price of Company Stock subject to an Incentive Stock Option or a Nonqualified Stock Option shall be the fair market value of a share of such stock on the date such Stock Option is granted. Notwithstanding the foregoing, with respect to a Stock Option other than an Incentive Stock Option, the price at which Company Stock may be purchased may be equal to either (i) the fair market value of Company Stock as of a date subsequent to the date of grant as specified by the Committee in the Grant Letter or (ii) the average of such fair market value over a period of time as specified by the Committee in the Grant Letter, but in no event shall the price be less than fifty percent (50%) of the fair market value of Company Stock on the date of grant. The "fair market value" of Company Stock shall be the closing price of a share of Company Stock on the New York Stock Exchange; provided, however, that if shares of Company Stock shall not be listed on the New York Stock Exchange, then the fair market value will be the closing price of a share of Company Stock on the principal stock exchange on which such shares are listed for trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day as officially quoted on any such stock exchange or if the Company Stock is not admitted to trading on any stock exchange the fair market price shall be the last sale reported on the NASDAQ National Market System published in the Wall Street Journal or, if no such sale is so reported, the average of the reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Security Dealers Automated System, or, if such price at the time is not available from such system, as furnished by any similar system then engaged in the business of reporting such prices and selected by the Company or if there is no such system, as furnished by any member of the National Association of Security Dealers, selected by the Company.

   (c) Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. Notwithstanding any determinations by the Committee regarding the exercise period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Company (as defined herein).

   (d) Vesting of Options. The vesting period for Stock Options shall commence on the date of grant and shall end on such date as is determined by the Committee, in it sole discretion, which shall be specified in the Grant Letter. Notwithstanding any determinations by the Committee regarding the vesting period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Company (as defined herein).

   (e) Manner of Exercise. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Committee with accompanying payment of the option price. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer designated by the Company ("Designated Broker") in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender this notice of exercise, which has been properly executed by the Grantee, and the aforementioned delivery instructions to any Designated Broker.

   (f) Termination of Employment, Disability or Death.

       (1) In the event the Grantee during his lifetime ceases to be an employee of the Company for any reason other than death, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within six months and one day of the date on which he ceases to be an employee (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period; provided however, that in the case of a Grantee who is disabled within the meaning of Section 105(d)(4) of the Code, such period shall be one year rather than six months and one day (except as the Committee may otherwise provide in the Grant Letter).

       (2) In the event of the death of the Grantee while he is an employee of the Company or within not more than three months of the date on which he ceases to be an employee (or within such other period of time as may be specified in the Grant Letter), any Stock Option which was otherwise exercisable by the Grantee at the date of death may be exercised by his personal representative at any time prior to the expiration of three years from the date of death, but in any event no later than the date of expiration of the option exercise period.

   (g) Satisfaction of Option Price. The Grantee shall pay the option price in cash, by delivering shares of Company Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the option price or with the combination of cash and shares. The Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price and the withholding obligation is fully paid.

   (h) Limits on Incentive Stock Options. Each Grant of an Incentive Stock Option shall provide that it is not transferable by the Grantee otherwise than by will or the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a qualified domestic relations order as defined under the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the rules thereunder, and is exercisable, during the Grantee's lifetime, only by the Grantee and that the aggregate fair market value of the Company Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan and under any other stock option plan of the Company shall not exceed $100,000. An Incentive Stock Option shall not be granted to any Participant who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or parent of the Company. Unless a Grantee could otherwise transfer Company Stock issued pursuant to an Incentive Stock Option granted hereunder without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of an Incentive Stock Option to the date of disposition of the Company Stock issued upon exercise of such option.

5A. FORMULA OPTION GRANTS TO NON-EMPLOYEE DIRECTORS
----------------------------------------------------

   A Non-employee Director shall be entitled to receive Nonqualified Stock
   -----------------------------------------------------------------------
Options in accordance with this Section 5A.
------------------------------------------
   (a) Initial Grant. Each Non-employee Director who is a member of the Board on
--------------------------------------------------------------------------------
May 7, 1997, shall receive a grant of a Nonqualified Stock Option to purchase
-----------------------------------------------------------------------------
two times the aggregate number of shares of Company Stock granted to such
-------------------------------------------------------------------------
Non-employee Director in the 1996 calendar year pursuant to Section 6(f) of the
-------------------------------------------------------------------------------
Plan.
-----

   (b) Bi-Annual Grants. Commencing with the 1999 calendar year, and every two
   ---------------------------------------------------------------------------
years thereafter, each Non-employee Director in office on the date that the
---------------------------------------------------------------------------
Company holds its annual meeting of stockholders during such applicable year
----------------------------------------------------------------------------
shall receive a grant of a Nonqualified Stock Option to purchase two times the
------------------------------------------------------------------------------
aggregate number of shares of Company Stock granted to such Non-employee
------------------------------------------------------------------------
Director in the immediately preceding calendar year pursuant to Section 6(f) of
-------------------------------------------------------------------------------
the Plan. The date of grant of such bi-annual Grants shall be the date of such
------------------------------------------------------------------------------
annual meeting of stockholders.
-------------------------------

   (c) Option Price. The purchase price per share of Company Stock subject to a
-------------------------------------------------------------------------------
stock option granted under this Section 5A shall be equal to the "fair market value" of a share of Company Stock on the date of grant as determined under
---------------------------------------------------------------------------
Section 5(b).
-------------

   (d) Option Term. The term of each stock option granted pursuant to this
--------------------------------------------------------------------------
Section 5A shall be ten years.
------------------------------

   (e) Vesting and Exercisability. Except as provided below, stock options
--------------------------------------------------------------------------
granted under this Section 5A shall become fully vested and nonforfeitable on
-----------------------------------------------------------------------------
the second anniversary of the date of grant and shall become cumulatively
-------------------------------------------------------------------------
exercisable in accordance with the following schedule:
------------------------------------------------------

  Number of shares subject to option       Date shares become exercisable
  ----------------------------------       ------------------------------------
                1/3                        3rd anniversary of the date of grant
                ---                        ------------------------------------
                1/3                        4th anniversary of the date of grant
                ---                        ------------------------------------
                1/3                        5th anniversary of the date of grant
                ---                        ------------------------------------


provided that, in no event may a stock option granted hereunder be exercised
----------------------------------------------------------------------------
following the expiration of the term provided in subsection (d) hereof.
-----------------------------------------------------------------------
Notwithstanding the foregoing, if a Non-employee Director dies while a member of
--------------------------------------------------------------------------------
the Board of Directors, all stock options granted under this Section 5A shall
-----------------------------------------------------------------------------
immediately become vested on the date of such Non-employee Director's death, and
-------------------------------------------------------------------------------
such option, to the extent not exercised at the date of the Grantee's death, may
--------------------------------------------------------------------------------
be exercised by the Grantee's personal representative in accordance with the
-------------------------------------------------------------------------------
schedule set forth above, but in no event beyond the term of the stock option as
--------------------------------------------------------------------------------
provided in subsection (d) hereof.
----------------------------------=

   (f) Termination of Options. In the event the Grantee ceases to be a
----------------------------------------------------------------------
Non-employee Director (except to enter the employ of the Company) for any reason
----------------------------------------------------------------------------=---
other than death, all nonvested options granted under this Section 5A shall
---------------------------------------------------------------------------
terminate immediately on the date such Non-employee Director ceases so to serve.
-------------------------------------------------------------------------------


   (g) Administration. The provisions of this Section 5A are intended to operate
-------------------------------------------------------------------------------
automatically and not require administration. However, to the extent that
-------------------------------------------------------------------------
administrative determinations are required, the provisions of this Section 5A
-------------------------------------------------------------------------------
shall be made by the members of the Board who are not eligible to receive grants
--------------------------------------------------------------------------------
under this Section 5A, but in no event shall such determinations affect the
---------------------------------------------------------------------------
eligibility of Grantees, the determination of the exercise price, the timing of
-------------------------------------------------------------------------------
the grants or the number of shares subject to stock options granted hereunder.
------------------------------------------------------------------------------

   (h) Applicability of Plan Provisions. Except as otherwise provided in, and
-----------------------------------------------------------------------------
not inconsistent with, this Section 5A, the Nonqualified Stock Options granted
------------------------------------------------------------------------------
to Non-employee Directors shall be subject to the provisions of this Plan
-------------------------------------------------------------------------
applicable to Nonqualified Stock Options granted to other persons.
------------------------------------------------------------------

   (i) Amendment. Notwithstanding any other provision of the Plan, this Section
-------------------------------------------------------------------------------
5A may not be amended more than once every six months, except for amendments
----------------------------------------------------------------------------
necessary to conform the Plan to changes in the provisions of or the regulations
--------------------------------------------------------------------------------
relating to applicable laws, including the Code or ERISA.
--------------------------------------------------------

6. RESTRICTED STOCK GRANTS

   The Committee may issue or transfer shares of Company Stock to a Participant under a grant (a "Restricted Stock Grant") pursuant to an incentive or long range compensation plan or program approved by the Committee and adopted by the Board of Directors of the Company. The following provisions are applicable to Restricted Stock Grants:

   (a) General Requirements. Shares of Company Stock issued pursuant to Restricted Stock Grants will be issued for no consideration. Subject to any other restrictions by the Committee as provided pursuant to Section 6(e), restrictions on the transfer of shares of Company Stock set forth in Section 6(c) shall lapse on such date or dates as the Committee may approve until the restrictions have lapsed on 100% of the shares; provided, however, that upon a Change of Control of the Company, all restrictions on the transfer of the shares which have not, prior to such date, been forfeited shall immediately lapse. The period of years during which the Restricted Stock Grant will remain subject to restrictions will be designated in the Grant Letter as the "Restriction Period."

   (b) Number of Shares. The Committee shall grant to each Grantee a number of shares of Company Stock determined in its sole discretion. The Committee, in its sole discretion, may provide a greater amount of Restricted Stock to any Grantee at any time.

   (c) Requirement of Employment. If the Grantee's employment terminates during a period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant terminates as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

   (d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Company Stock to which such Restriction Period applies except to a Successor Grantee under Section 8. Each certificate for a share issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such shares have lapsed.

   (e) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the applicable Restriction Period; provided, however, that upon a Change of Control of the Company, all restrictions on the transfer of the shares which have not, prior to such date, been forfeited shall immediately lapse. In addition, the Committee may determine as to any or all Restricted Stock Grants, that all the restrictions shall lapse, without regard to any Restriction Period, under such circumstances as it deems equitable.

   (f) Stock grants to Non-employee Directors. On or before February 1 and August 1 of each year, beginning August 1, 1994, each Non-employee Director shall receive a grant of shares of Company Stock equal in value to 1/2 of the amount of the annual retainer due to such Non-employee Director for the immediately preceding semi-annual period. For purposes of determining the amount of shares to be distributed, the fair market value of a share of Company Stock shall be determined in accordance with the provisions of Section 5(b). Such shares shall not be sold for 6 months following the date of grant. No other restrictions shall apply to such shares. Notwithstanding any other provision of the Plan, this Section 6(f) may not be amended more than once every six months, except for amendments necessary to conform the Plan to changes of the provisions of, or the regulations relating to, the Code.


7. STOCK APPRECIATION RIGHTS

   (a) The Committee may grant stock appreciation rights ("SARs") to any Grantee in tandem with any Stock Option, for all or a portion of the applicable Stock Option, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Stock Option. The exercise price of each SAR shall be equal to (i) the exercise price or option price of the related Stock Option or (ii) the fair market value of a share of Company Stock as of the date of grant of such SAR, but only in such circumstances where the SAR is granted subsequent to the date of grant of the related Stock Option and an exercise price established in accordance with clause (i) above would result in the disallowance of the Company's expense deduction pursuant to Section 162(m) of the Code.

   (b) The number of SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Company Stock which the Grantee may purchase upon the exercise of the related Stock Option or Stock Options during such period of time. Upon the exercise of a Stock Option, the SARs relating to the Company Stock covered by such Stock Option shall terminate. Upon the exercise of SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Company Stock.

   (c) Upon a Grantee's exercise of some or all of his SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for an SAR is the difference between the Option Price specified for the related Stock Option and the fair market value of the underlying Company Stock on the date of exercise of such SAR.

   (d) At the time of such exercise, the Grantee shall have the right to elect the portion of the amount to be received that shall consist of cash and the portion that shall consist of Common Stock, which for purposes of calculating the number of shares of Company Stock to be received, shall be valued at their fair market value on the date of exercise of such SARs. The Committee shall have the right to disapprove a Grantee's election to receive cash in full or partial settlement of the SARs exercised, and to require that shares of Company Stock be delivered in lieu of cash. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

   (e) An SAR is exercisable only during the period when the Stock Option to which it is related is also exercisable. However, in no event shall an SAR be exercisable during the first six months after being granted, except that an SAR shall be exercisable at the time of death or disability of the Grantee if the related Stock Option is then exercisable. No SAR may be exercised for cash by an officer or director of the Company subject to Section 16 of the Exchange Act, in whole or in part, except in accordance with Rule 16b-3(e) under the Exchange Act which, among other things, limits the period in which a Grantee may elect to exercise his SAR for cash, in whole or in part, and may exercise the SAR right for cash, to a period beginning on the third business day following the date of release of the Company's quarterly or annual summary statements of earnings and ending on the twelfth business day following such date.

8. TRANSFERABILITY OF OPTIONS AND GRANTS

   Only a Participant or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a qualified domestic relations order as defined under the Internal Revenue Code or Title I of ERISA or the rules thereunder. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant's will or under the applicable laws of descent and distribution.

9. CHANGE OF CONTROL OF THE COMPANY

   As used herein, a "Change of Control" shall be deemed to have taken place if
(i) any Person (including any individual, firm, corporation, partnership or other entity except the Company or any employee benefit plan of the Company or of any Affiliate or Associate, both as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of the Company then outstanding; provided, however, that no "Change of Control" shall be deemed to occur during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 30% of the Common Stock of the Company then outstanding or to solicit proxies, or (ii) during any twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

10. AMENDMENT AND TERMINATION OF THE PLAN

   (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that any amendment that materially increases the benefits accruing to Participants under the Plan, increases the aggregate number (or individual limit for any single optionee) of shares of Company Stock that may be issued or transferred under the Plan (other than by operation of Section 3(b), or materially modifies the requirements as to eligibility for participation in the Plan, shall be subject to approval by the shareholders of the Company, and provided, further, that the Board shall not amend the Plan if such amendment would cause the Plan or any Grant, or the exercise of any right under the Plan to fail to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or if such amendment would cause the Plan or the Grant or exercise of an Incentive Stock Option under the Plan to fail to comply with the requirements of Section 422 of the Code including, without limitation, a reduction of the option price set forth in Section 5(b) or an extension of the period during which an Incentive Stock Option may be exercised as set forth in Section 5(c).

   (b) Termination of Plan. The Plan shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

   (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 18(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

11. FUNDING OF THE PLAN

   This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

12. RIGHTS OF PARTICIPANTS

   Nothing in this Plan shall entitle any Participant or other person to any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any rights to be retained in the employ of the Company.

13. WITHHOLDING OF TAXES

   The Company shall have the right to deduct from all Grants paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash awards and, in the case of Grants paid in Company Stock, the Participant or other person receiving such shares shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Grants. With respect to Non-qualified Stock Options, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization as may be necessary or desirable so that the Company may satisfy its obligation, under applicable income tax laws, to withhold for income or other taxes due upon or incident to such exercise. Grantees may elect (hereinafter a "Withholding Election") with respect to the exercise of a Nonqualified Stock Option either (i) to have the Company withhold, from the Company Stock to be issued pursuant to such exercise, such number of such shares of Company Stock which, or (ii) to surrender to the Company such number of shares of Company Stock already owned by the Grantee (which may be shares of Company Stock received upon such exercise) which, at their fair market value on the date as of which the option exercise is taxable for federal income tax purposes (the "Tax Date") shall be sufficient to satisfy the Company's withholding obligation with respect to the option exercise. If the fair market value on the Tax Date of the number of shares of Company Stock required to be withheld or surrendered pursuant to a Withholding Election exceeds the Company's withholding obligation with respect to the exercise, a fractional share of Company Stock shall not be issued for the excess, but an amount equal to the excess shall be paid to the Grantee by the Company in cash as soon as reasonably practicable after the amount of such excess is determined by the Company. A Withhold-ing Election may be made applicable with respect to a particular option exercise, to all previously granted Non-qualified Stock Options, and/or to all such options to be granted in the future. A Withholding Election by a Grantee who is not subject to Section 16(b) of the Exchange Act may be made continuing until revoked by the Grantee. For Grantees who are subject to said Section 16(b), to the extent required by Section 16 any such Withholding Election and any option to which the Withholding Election applies also shall meet the following requirements:

   (1) The Withholding Election, once made, shall be irrevocable.

   (2) The Withholding Election must be made either (a) during one of the ten-day periods beginning on the third business day following the date of release of the Company's quarterly and annual summary statements of earnings and ending on the twelfth business day following such date, or (b) at least six months prior to the Tax Date for the option exercise to which such Withholding Election applies.

   (3) An option with respect to which such a Withholding Election is in effect shall not be exercisable until at least six months after its date of grant except that this limitation shall not apply if the Grantee dies or is disabled prior to the expiration of this six-month period.

   (4) The Committee shall have sole discretion to consent to or disapprove any Withholding Election made by such Grantee who is an employee, and if the Committee disapproves such a Withholding Election, shares of Company Stock shall not be issued the Grantee upon the exercise of an option to which the disapproved Withholding Election applies until the Grantee shall have complied with the requirements, if any, which the Committee may have adopted pursuant to the first sentence of this paragraph for satisfying the withholding obligation with respect to such exercise. The Committee by resolution may approve in advance all Withholding Elections made by Grantees subject to Section 16(b) who are employees, provided the resolution expressly reserves to the Committee the right both to disapprove any such Withholding Election and to revoke its advance approval.

   (5) The notice of exercise filed by such a Grantee shall specify whether the notice also constitutes a Withholding Election with respect to that exercise or whether a previously filed Withholding Election applies to that exercise. In either such case the notice also shall specify whether the Grantee intends to file an election pursuant to Section 83(b) of the Code to have such exercise be taxable as of the date of exercise, and if so, whether the withholding obligation will be satisfied by withholding from the shares of Company Stock to be issued upon the exercise, or by surrender of already-owned shares of Company Stock, the notice of exercise shall be accompanied by certificates for a sufficient number of such shares of Company Stock. If the notice indicates that no such Section 83(b) election will be filed, all of the shares of Company Stock for which the option is exercised shall be issued to the Grantee, and the Company shall advise the Grantee as of the Tax Date of the required withholding amount so that the Grantee may tender an appropriate number of shares of Company Stock, either from those issued upon exercise of the option or from shares of Company Stock already owned by the Grantee.

   The Committee may adopt such rules, forms and procedures as it considers necessary or desirable to implement such withholding procedures, which rules, forms and procedures shall be binding upon all Grantees, and which shall be applied uniformly to all Grantees similarly situated.

14. AGREEMENTS WITH PARTICIPANTS

   Each Grant made under this Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve.

15. REQUIREMENTS FOR ISSUANCE OF SHARES

   No Company Stock shall be issued or transferred upon payment of any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Restricted Stock Grant or Stock Option made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

16. HEADINGS

   Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

17. EFFECTIVE DATE

   Subject to the approval of the Company's shareholders, this Plan shall be effective as of April 1, 1993. Subject to the approval of the Company's shareholders, this Plan, as amended and restated, shall be effective as of January 27, 1994. Subject to the approval of the Company's shareholders, this
                  -----------------------------------------------------------
Plan, as further amended and restated, shall be effective as of May 7, 1997.
----------------------------------------------------------------------------

18. MISCELLANEOUS

   (a) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes a Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant granted by such corporation ("Substituted Stock Incentives"). The terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

   (b) Compliance with Law. The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by a governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

   (c) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

   (d) Approval by Outside Directors. The Plan is subject to, and no option or SAR shall be exercisable hereunder and no Restriction Period shall lapse with respect to Restricted Stock until after approval of the Plan and the Grant by a Compensation Committee (the "Compensation Committee") appointed by the Board which is comprised solely of two or more Directors who are not (i) presently employees of the Company (or related entities); (ii) former employees still receiving compensation for prior services (other than benefits under a tax-qualified pension plan), (iii) officers of the Company (or related entities) at any time, and (iv) currently receiving compensation for personal services in a capacity other than as a Director.

                                                                           PROXY

                                 MARITRANS, INC.
           This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 7, 1997


   This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted as set forth in the proxy statement FOR the election of Directors and FOR the amendments to the Equity Compensation Plan.

   The stockholder(s) represented herein appoint(s) Walter T. Bromfield, and John Newcomb, or any of them, proxies with the power of substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Maritrans, Inc. to be held at the offices of Morgan, Lewis & Bockius, One Logan Square, 20th Floor, 18th and Cherry Streets, Philadelphia, Pennsylvania, on May 7, 1997 at 10:00 a.m., and in any adjournment or postponement thereof, as specified in this proxy:

                         (To Be Signed on Reverse Side.)

                                    _                                |
             Please mark your      |                                 |
A     X      votes as in this                                        |______
             example.





                            The Board of Directors recommends a vote FOR items 1
and 2.
                                  FOR             WITHHELD
1.      Election of              ------            ------
        Directors               |      |          |      |
        3 Year Term             |      |          |      |
                                 ------            ------

For all Nominees, except vote withheld from the following:

-----------------------------

                                          Nominees:    Stephen A. Van Dyck
                                                       Robert E. Boni

2.     Amend the Equity Compensation Plan.      FOR       AGAINST     ABSTAIN

                                               ------      ------     ------
                                              |      |    |      |   |      |
                                              |      |    |      |   |      |
                                               ------      ------     ------


In their discretion, proxies are entitled to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

Please mark, sign, date and promptly return this proxy card in the enclosed envelope.

Check if you intend to attend the meeting in person.    ------
                                                       |      |
                                                       |      |
                                                        ------


                          Change of Address             ------
                          Please Note Below            |      |
                                                       |      |
                                                        ------



                          Change of Address

                          ----------------------------

                          ----------------------------

                          ----------------------------






Signature                          Date:                  Signature                                         Date
          ------------------------       ----------------           --------------------------------------       ---------
                                                                      (Signature, if Shares Held Jointly)

NOTE: Please sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, Administrators, Trustee, etc., should so indicate when signing.